EXHIBIT 10.2
LOCKUP AGREEMENT

This LOCKUP AGREEMENT is made as of the 18th day of September 2007, by James Crane (the “Holder”), in connection with his ownership of shares of common stock of PlanetLink Communications, Inc. (the “Company”).

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which consideration are hereby acknowledged, Holder agrees as follows:

Background.                         As of August 29, 2007 and on September 18, 2007, Holder is the beneficial owner of or entitled to receive 1,375,000,000 shares of common stock of the Company (“Common Stock”).

Share Restriction.               Holder hereby agrees that, until February 28, 2008, Holder will not sell or otherwise dispose of any shares of the Common Stock that the Holder owns as of the date hereof other than in connection with an offer made to all shareholders of the Company or in the event of any merger, consolidation or similar transaction involving the Company.

Additionally, the Holder agrees not to engage in any hedging or other transaction or arrangement that is designed to, or which reasonably could be expected to, lead to or result in a sale, disposition or transfer, in whole or in part, of any of the economic consequences of ownership of the Holder’s shares, whether any such transaction is to be settled by delivery of shares of Common Stock or other securities, in cash or otherwise, even if such shares would be disposed of by someone other than the Holder. Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the Holder’s shares or with respect to any security that includes, relates to or derives any significant part of its value from the Holder’s shares.

Share Buy Back.             Holder expressly agrees that it will return all or a portion of the Common Stock to the Company in the event the Company determines it can pay the Holder in cash for services provided to the Company if the Company can present an acceptable offer to the Holder prior to February 28, 2008.

Miscellaneous.

a.           The Holder warrants that the signatory to this Agreement has the power to bind the Holder.

b.           This Agreement contains the entire agreement of the Holder with respect to the subject matter hereof.

c.           This Agreement shall be binding upon Holder, its legal representatives, successors and assigns.

IN WITNESS WHEREOF, and intending to be legally bound hereby, Holder has executed this Agreement as of the day and year first above written.

HOLDER:

/s/ James Crane ____________________
James Crane